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                                 Exhibit 23.3
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                         CONSENT OF ARTHUR ANDERSEN LLP
                         ------------------------------

As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of Allscripts Healthcare Solutions, Inc. of our report dated February 10, 2000 on the financial statements of Medifor, Inc. as of December 31, 1999 and each of the two years then ended included in Allscripts, Inc.'s forms 8-K/A-1 and 8-K/A-2 filed July 25, 2000 and to all references to our Firm included in this Amendment No. 2 to the Registration Statement. We also consent to the references to us under the heading "Experts" in such Amendment No. 2 to the Registration Statement.

                                                         /s/ Arthur Andersen LLP

Seattle, Washington
January 24, 2001